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                                                                    Exhibit 21.1

                         Subsidiaries of the Registrant


Name of Subsidiary                  State/Country of Incorporation/Organization
------------------                  -------------------------------------------
Skechers By Mail, Inc.                             Delaware
Skechers U.S.A., Inc. II                           Delaware
Skechers U.S.A. Ltd.                               England
Skechers U.S.A. SAS                                France
Skechers U.S.A. Deutschland GmbH                   Germany
Skechers S.a.r.l.                                  Switzerland
Skechers U.S.A., Inc., Taiwan Branch               Taiwan
Skechers Collection LLC                            California
Skechers Sport LLC                                 California
Duncan Investments, LLC                            California
Yale Investments, LLC                              Delaware